EXHIBIT 99.1

PRESS RELEASE

GSI Group Announces Appointment of Dr. Sergio Edelstein as New Chief Executive Officer

BILLERICA, MA June 6, 2006. GSI Group Inc. (NASDAQ: GSIG), a leading manufacturer of enabling technology solutions and laser based semiconductor manufacturing systems, today announced that Dr. Sergio Edelstein has accepted the position of President and Chief Executive Officer to succeed Mr. Charles D. Winston. Dr. Edelstein’s role will commence on July 10, 2006.

“Dr. Edelstein has the ideal credentials to lead GSI’s executive management team. His deep technical knowledge, leadership skills, extensive experience and understanding of our markets will enable GSI to reach the next level,” stated Richard Black, Chairman of the Board. “A Board of Directors Search Committee led by director Gary Garrettson produced an ideal candidate,” he added.

Dr. Edelstein commented, “I am very excited about this opportunity and the challenges that lie ahead. GSI has rich technology, industry-leading products and a world class customer base. It is also in the strongest financial shape of its history. I am looking forward to working with GSI’s outstanding executive team to realize the Company’s very significant growth potential.’

Dr. Edelstein has held a number of senior executive roles in the industry. Most recently he served as Group Vice President of the E-Beam and Films Product Group at KLA Tencor. Prior to that, Dr. Edelstein held several general management positions at Applied Materials. Dr. Edelstein has a Ph.D. in Chemical Engineering from the California Institute of Technology and holds 11 patents.

“Charles Winston has performed an outstanding job as CEO for 18 years at GSI. We would like to thank him for this service and are pleased that he will remain with us to support the transition,” stated Mr. Black.

About GSI Group Inc.

GSI Group Inc. supplies precision motion control products, lasers and laser-based advanced manufacturing systems to the global medical, semiconductor, electronics, and industrial markets. GSI Group Inc.’s common shares are listed on the NASDAQ exchange under the symbol GSIG.

For more information contact:

Investor Relations,

Ray Ruddy

978-439-5511, (ext. 6170)